Exhibit 23.3

Westward Environmental, Inc.

4 Shooting Club Road

Boerne, Texas, USA 78006

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Westward Environmental, Inc. (“Westward”), in connection with the annual report on Form 10-K for the fiscal year ended December 31, 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), consents to:

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the filing and use of the technical report summaries titled “Technical Report Summary, Ottawa Mine, LaSalle County, Illinois,” “Technical Report Summary, Colado Site, Pershing County, Nevada” and “Technical Report Summary, Lamesa Site, Lamesa, Dawson County, Texas,” (collectively the “Technical Reports”), with an effective date of December 31, 2021, amended as of September 30, 2022, as a exhibits to and referenced in the Form 10-K;

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the use of and references to our firm name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and the Technical Reports; and

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the information derived, summarized, quoted or referenced from the Technical Reports, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

Westward was responsible for contributing to, and this consent pertains to, the following Sections of the Technical Reports:

1.0	Executive Summary
2.0	Introduction
3.0	Property Description
4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.0	History

6.0	Geologic Setting, Mineralization and Deposit

7.0	Exploration

8.0	Sample Preparation, Analyses and Security

9.0	Data Verification

10.0	Mineral Processing and Metallurgical Testing

11.0	Mineral Resource Estimates

12.0	Mineral Reserve Estimates
17.0	Environmental Studies, Permitting, Plans, Negotiations or Agreements with Local Individuals or Groups

20.0	Adjacent Properties

21.0	Other Relevant Data and Information

22.0	Interpretations and Conclusions

23.0	Recommendations

24.0	References

25.0	Reliance on Information Provided By The Registrant

Westward also consents to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-265119, 333-256389, 333-238198, 333-204062, 333-179480) and Form S-3ASR (No.333-258323) of U.S. Silica Holdings, Inc. of the above items as included in the Form 10-K.

Westward Environmental, Inc.

/s/ Thomas O. Mathews
Thomas O. Mathews, PG, REM
President

Westward Environmental, Inc., a Qualified Third-Party Firm

Dated this October 21, 2022